EXHIBIT 10.1(D)

                        EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of November 22, 1999 by and between Haven Bancorp, Inc., a publicly held business corporation organized and operating under the laws of the State of Delaware and having an office at 615 Merrick Avenue, Westbury, New York 11590 ("Company") and Philip S. Messina, an individual residing at No. 8 Bryan Meadow Path, Fort Salonga, New York 11768 ("Executive").

                             WITNESSETH:

WHEREAS, Executive currently serves the Company in the capacity of Chief Executive Office and also serves as Chief Executive Officer of CFS Bank, a wholly-owned subsidiary of the Company, ("Bank") and as Chairman of the Board of Directors of the Company ("Board") and the Board of Directors of the Bank ("Bank Board"); and

WHEREAS, the Company desires to assure for itself the continued availability of Executive's services and the ability of Executive to perform such services with a minimum of personal distraction in the even of a pending or threatened Change in Control (as hereinafter defined); and

WHEREAS, Executive is willing to continue to serve the Company and the Bank on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and Executive desire to restate and modify the Employment Agreement by and between the Company and Executive dated September 21, 1995 and the associated Amendatory Agreement, dated May 28, 1997, to correct technical inaccuracies in the aforesaid agreements along with the Bank Employment Agreement entered between the Bank and Executive, dated May 28, 1997.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions hereinafter set forth, the Company and Executive hereby agree as follows:

Section 1.  Employment.

The Company agrees to continue to employ Executive, and Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.  Employment Period; Remaining Unexpired Employment
Period.
(a) The terms and condition of this Agreement shall be and remain in effect during the period of employment established under this
Section 2 ("Employment Period"). The Employment Period shall be for an initial term of three (3) years beginning on the date of this Agreement and ending on the third (3rd) anniversary date of this Agreement, plus such extensions, if any, as are provided pursuant to Section 2(b).

(b) Except as provided in Section 2(c), beginning on the date of this Agreement, the Employment Period shall automatically be extended for one (1) additional day each day, unless either the Company or Executive elects not to extend the Agreement further by giving written notice to the other party, in which case the Employment Period shall end on the third (3rd) anniversary of the date on which such written notice is given. For all purposes of this Agreement, the Term "Remaining Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on: (i) if a notice of non-extension has been given in accordance with this Section 2(b), the third anniversary of the date on which such notice was given; or (ii) in all other cases, the third anniversary of the date as of which the Remaining Unexpired Employment Period is being determined. Upon termination of Executive's employment with the Company for any reason whatsoever, any daily extensions provided pursuant to this Section 2(b), if not previously discontinued, shall automatically cease.

(c) Nothing in this Agreement shall be deemed to prohibit the Company at any time from terminating Executive's employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Company and Executive in the event of any such termination shall be determined under this Agreement.

Section 3.  Duties

Executive shall serve as Chief Executive Officer of the Company and as Chairman of the Board, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Company and as are customarily associated with such positions. Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company. The Executive's principal place of employment shall be the location at the effective date of this Agreement or within thirty (30) miles thereof.

Executive shall also serve as Chief Executive Officer of the Bank and as Chairman of the Bank Board without additional compensation therefor, if duly elected or appointed to serve in such capacities in accordance with the Bank prevailing practices, policies and procedures. If the Executive is suspended or discharged, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such suspension or discharge or any applicable regulatory order.
Section 4.  Cash Compensation

In consideration for the services to be rendered by Executive hereunder, the Company shall pay to Executive a salary at an initial annual rate of $600,000 payable in approximately equal installments in accordance with the Company's customary payroll practices for senior officers. Prior to each anniversary of the date of this Agreement occurring during the Employment Period, or on such other date as the Board may determine, but in no event greater than twelve (12) months between reviews, the Board shall review Executive's annual rate of salary and may, in its discretion, approve an increase therein. In addition to salary, Executive may receive other cash compensation from the Company or Bank for services hereunder at such times, and in such amounts and on such terms and conditions as the Board may determine from time to time.

Section 5.  Employee Benefit Plans and Programs

During the Employment Period, Executive shall be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans)(collectively, "Benefit Plans") as may from time to time be maintained by, or cover employees of, the Company or the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company's and the Bank's customary practices. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

Section 6.  Supplemental Executive Retirement Benefits

Without limiting the generality of Section 5 hereof, in the event that the amount of benefits or contributions Executive would have received or accrued under the benefit formulas of the tax-qualified Benefit Plans of the Company and the Bank is limited by Sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Internal
Revenue Code of 1986 ("Benefit Limitations"), the Company shall provide Executive with supplemental benefits equal to the benefits attributable to employer contributions that he would have received if the Benefit Limitations did not apply. Such supplemental benefits shall be provided on a non-qualified, deferred compensation basis and shall be determined under the benefit formulas and actuarial assumptions of the applicable Benefit Plans. Payment of such supplemental benefits shall be made in the same manner and at the same time as payment of the Executive's benefits under the applicable Benefit Plan.

Section 7.  Indemnification

(a) During the Employment Period and for a period of six (6) years thereafter, the Company shall cause to the extent commercially available Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it or the Bank to insure directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank, or service in other capacities at the request of the Company or the Bank. The coverage provided to Executive pursuant to this Section 7 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company and the Bank.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Company shall indemnify Executive against and hold Executive harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company, the Bank or any subsidiary or affiliate thereof.

Section 8.  Outside Activities

Executive may serve as a member of the boards of directors of such business, community and charitable organizations as Executive may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives.

Section 9.  Working Facilities and Expenses

Executive's principal place of employment shall be at the Company's executive offices at the address first above written, or at such other location within Nassau County at which the Company shall maintain its principal executive offices, or at such other location as the Company and Executive may mutually agree upon. The Company shall provide Executive at his principal place of employment with a private office, secretarial services, an automobile, and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall reimburse Executive for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business of the aforementioned automobile, membership fees, dues, capital contributions or such other business-related charges required for, or related to, membership or participation in such clubs and organizations as Executive and the Company shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require.

Section 10.  Termination of Employment with Severance Benefits

Executive shall be entitled to the severance benefits described in
Section 11 hereof in the event that his employment with the Company or the Bank terminates during the Employment Period under any of the following circumstances:

(a)  prior to a Change in Control, as defined in Section 14 hereof:

(i) If in the event the Executive shall not hold any one of the positions of Chairman and Chief Executive Officer for reasons other than for Disability, Retirement, Voluntary Resignation or Cause, or

(ii) In the event of a material breach of this Agreement by Company, provided that he first resigns from all positions with the Bank and Company. If the right to severance benefits should arise pursuant to the terms of this paragraph, the Board, after first having received thirty (30) days written notice, may take such steps as necessary to cure, correct and/or reinstate the Executive and if such cure, correction and/or reinstatement is effected promptly after receipt of notice; no severance benefits shall be payable.

(b)  subsequent to a Change in Control, as defined in Section 14:

(i) Executive's voluntary resignation from employment with the Company and the Bank and Executive's voluntary resignation of membership with the Board and Bank Board; or

(ii) the termination by the Company or the Bank of Executive's employment hereunder, for any reason, other than Death, Disability or Cause.

Section ll.  Severance Benefits

Upon termination of Executive's employment with the Company under the circumstances described in Section 10 of this Agreement, the Company shall pay and provide to Executive (or, in the event of his death following his termination of employment, to his estate):

(a) his earned but unpaid compensation (including, without limitation, all items which constitutes wages under Section 190.1 of the New York Labor Law and the payment of which is not otherwise provided for under this Section 11) as of the date of the termination of his employment with the Company, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;

(b) the benefits, if any, to which Executive is entitled as a former employee under the Benefits Plans maintained by the Company and the Bank for their officers and employees;

(c) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, in addition to that provided pursuant to Section 11(b), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide coverage for Executive and his family equivalent to the coverage to which Executive would be entitled under the applicable Benefit Plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater), if Executive had continued working for the Company and the Bank either:

(i)  during the Remaining Unexpired Employment Period, if
Executive's termination of employment occurs under the circumstances described in Section 10(a); or

(ii) until Executive's death, if the Executive's termination of employment occurs under the circumstances described in Section 10(b); and during such period Executive received the highest annual rate of compensation achieved during that portion of the Employment Period prior to Executive's termination of employment, such benefits to be provided without regard to whether Executive's continued participation in the applicable Benefits Plans is prohibited during such period and to include continuation coverage for Executive and members of Executive's family following the expiration of the applicable period set forth in Section 11(c)(i) or (ii) above equivalent to the continuation coverage that they would be entitled to under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") if such benefits were provided under the applicable Benefits Plans; and

(d) within thirty (30) days following his termination of employment with the Company, a lump sum payment, in an amount equal to the present value of the salary that Executive would have earned if Executive had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment with the Company and the Bank, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Internal Revenue Code of 1986 ("Code"), compounded using the compounding period corresponding to the Company's and the Bank's regular payroll periods for its officers;
(e) within thirty (30) days following his termination of employment with the Company or the Bank, a lump sum payment in an amount equal to the excess, if any, of:

(i) the present value of the aggregate benefits to which Executive would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Company or the Bank, if Executive were 100% vested thereunder and had continued working for the Company and the Bank during the Remaining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by including in the compensation recognized under such plans all amounts payable under Sections 11(a), (d), (h), (i), and (j) which would be credited under such plans had they been paid over the Remaining Unexpired Employment Period; over

(ii) the present value of the benefits to which Executive is actually entitled under such defined benefit pension plans as of the date of his termination;

where such present values are to be determined using the mortality tables prescribed under Section 471(e)(3)(A)(ii)(I) of the Code and a discount rate, compounded monthly equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which Executive's termination of employment occurs ("Applicable PBGC Rate");

(f) within thirty (30) days following his termination of employment with the Company and the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions to which Executive would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Company or the Bank, and if Executive were 100% vested thereunder and had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to Executive's termination of employment and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to theapplicable short-term federal rate prescribed under Section 1274(d) of the Code ("Applicable Federal Rate");

(g) within thirty (30) days following his termination of employment with the Company and the Bank, a lump sum payment in an amount equal to the fair market value (determined as of the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever value is greater) of any stock that would have been allocated or awarded to Executive under any and all stock-based qualified or non-qualified employee benefit plan or plans maintained by, or covering employees of, the Company or the Bank, if Executive were 100% vested thereunder and continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive's termination of employment;

(h) the payments that would have been made to Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company or the Bank if Executive had continued working for the Company and the Bank during the Remaining Unexpired Employment Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period, such payments to be equal to the product of:

(i) the maximum percentage rate at which an award was ever available to Executive under such incentive compensation plan;
multiplied by

(ii) the salary that would have been paid to Executive during each such calendar year at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment with the Company and the
Bank:

such payments to be made (without discounting for early payment) within thirty (30) days following Executive's termination of employment with the Company and the Bank;

(i) at the election of Executive made within thirty (30) days following his termination of employment with the Company and the Bank, upon the surrender of options or appreciation rights issued to Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Company or the Bank, a lump sum payment in an amount equal to the product of:

(i) the excess of (A) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment with the Company and the Bank, over (B) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

(ii) the number of shares with respect to which options or appreciation rights are being surrendered.

For purposes of this Section 11(i) and for purposes of determining Executive's right following his termination of employment with the Company to exercise any options or appreciation rights not surrendered pursuant hereto, Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Company or the Bank, even if Executive is not vested under such plan or program;

(j) at the election of Executive made within thirty (30) days following Executive's termination of employment with the Company or the Bank, upon the surrender of any shares awarded to Executive under any restricted stock plan maintained by, or covering employees of, the Company or the Bank, a lump sum payment in an amount equal to the product of:

(i) the fair market value of a share of stock of the same class of stock granted under such plan, determined as of the date of Executive's termination of employment; multiplied by

(ii)  the number of shares which are being surrendered.

For purposes of this Section 11(j) and for purposes of determining Executive's right following his termination of employment with the Company to any stock not surrendered pursuant hereto, Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Company or the Bank, even if Executive is not vested under such plan;

(k) within thirty (30) days following his termination of employment with the Company or the Bank, a lump sum payment in an amount equal to the present value of the additional benefits to which the Executive would have been entitled under Section 6 of this Agreement if Executive had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment, where such present value is to be determined using the Applicable Mortality Table and Applicable Federal Rate and assuming that the Benefit Limitations as in effect at the time of Executive's termination remained in effect during the Remaining Unexpired Employment Period;

(l) if Executive's termination of employment occurs under the circumstances described in Section 10(b), within thirty (30) days following his termination of employment with the Company and the Bank, a lump sum payment in an amount equal to the excess, if any, of:

(i) the present value of the aggregate benefits to which Executive would be entitled under any and all qualified and non-qualified defined benefit plans maintained by, or covering employees of, the Company or the Bank, including the supplemental benefits relating to such plans that are provided for under Section 6 of the Agreement, if Executive were 100% vested thereunder and had continued working for the Company during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment, and such plans provided for an early retirement benefit commencing at the later of Executive's attainment of age 55 or the expiration of the Remaining Unexpired Employment Period, equal to the retirement benefit payable under such plans as of Executive's normal retirement date thereunder and without any actuarial reduction to reflect benefit commencement prior to such normal retirement date, such benefits to be determined in the same manner as specified for determining the amount specified under Section 11(e)(i) of this Agreement; over

(ii) the sum of: (A) the present value of the benefits to which Executive is actually entitled to receive under the qualified and non-qualified defined benefit plans maintained by, or covering employees of, the Company or the Bank, and the provisions of
Section 6 of this Agreement and (B) the payment to be made pursuant to Section 11(e) of this Agreement;

where such present values are to be determined using the Applicable Mortality Table and Applicable Federal Rate; and

(m) if Executive's termination of employment with the Company occurs under the circumstances described in Section 10(b), continuation, at no cost to Executive, of the fringe benefits and perquisites made available or provided to Executive immediately prior to the Change of Control for the Remaining Unexpired Employment Period, including, but not limited to, use of the automobile provided to Executive by the Company or the Bank immediately prior to the Change of Control, and continued payment of all membership fees, dues, capital contributions and other expenses for membership in such clubs, associations or other organizations for which expenses were paid by the Company or the Bank on behalf of Executive during the Employment Period prior to the Change of Control.

The Company and Executive hereby stipulate that the damages which may be incurred by Executive following any termination of employment with the Company and the Bank under the circumstances described in Section 10 of this Agreement are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 11 constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive's efforts, if any, to mitigate damages.

The Company and the Executive further agree that the Company may condition the payments and benefits (if any) due under this Agreement on receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them. The Executive agrees that in the event he voluntarily resigns from any position with the Company or the Bank, he shall resign from all positions with the Company and its subsidiaries and affiliates.

Section 12.  Termination for Disability.

(a) If, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from his duties with the Company and the Bank on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Company and the Bank may terminate Executive's employment for "Disability."

(b) The Company will pay Executive, as disability pay, three-quarters (3/4) of Executive's rate of salary as in effect pursuant to Section 4 on the effective date of such termination, payable in approximately equal installments in accordance with the Company's or Bank's customary payroll practices. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (ii) Executive's full-time employment by another employer; (iii) Executive attaining the age of 65; (iv) Executive's death; or (v) the expiration of the term of this Agreement. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Company or the Bank providing disability benefits to the Executive.

(c) The Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company or the Bank for Executive prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Company, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the age of 65; (iv) the Executive's death; or
(v) the expiration of the term of this Agreement.

(d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

Section 13.  Termination without Additional Company Liability

(a) In the event that Executive's employment with the Company or the Bank shall terminate during the Employment Period on account of:

(i) the discharge of Executive for "Cause," which, for purposes of this Agreement, shall mean: (A) Executive intentionally engages in dishonest conduct in connection with his performance of services for the Company or one of its affiliates resulting in his conviction of, or pleading guilty or nolo contendere to, a felony or any crime involving moral turpitude; (B) a material loss to the Company or one of its affiliates caused by the Executive's willful failure or refusal to perform his duties under this Agreement and his failure to cure such breach within sixty (60) days following written notice thereof from the Company; (C) Executive breaches his fiduciary duties to the Company or one of its affiliates for personal profit; or (D) Executive's willful breach or violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Company or one of its affiliates;

(ii) Executive's voluntary resignation from employment with the Company or the Bank for reasons other than those specified in
Section 10;

(iii)  Executive's death; or

(iv) Executive's "Retirement," which, for purposes of this Agreement, shall mean Executive's voluntary termination at a time when he is eligible for a retirement benefit under the qualified defined benefit pension plan or plans of the Company or the Bank, or if no such plan is currently maintained, the Executive's voluntary termination of employment with the Company and the Bank at or after the attainment of age 65;

then the Company shall have no further obligations under this Agreement, other than the payment to Executive (or, in the event of his death, to his estate) of his earned but unpaid salary as of the date of the termination of his employment with the Company and the Bank, and the provision of such other benefits, if any, to which Executive is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Company or the Bank.

(b) For purposes of Section 13(a)(i)(B) or (D), no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company or its affiliates. The cessation of employment of Executive shall not be deemed to be for "Cause" within the meaning of Section 13(a)(i) unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the non-employee members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in Section 13(a)(i) above, and specifying the particulars thereof in detail.

Section 14.  Change of Control.

(a) A Change of Control of the Company ("Change of Control") shall be deemed to have occurred upon the happening of any of the following events:

(i) approval by the stockholders of the Company of a transaction that would result in the reorganization, merger or consolidation of the Company, respectively, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:

(A) individuals who were members of the Board on the date of this Agreement; or
(B) individuals who first became members of the Board after the date of this Agreement either:

(I) upon election to serve as a member of the Board by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the stockholders of the Company to serve as a member of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board; or

(v)  any event which would be described in Section 14(a)(i), (ii),
(iii) or (iv) if the term "Bank" were substituted for the term
"Company" therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 14(a), the term "person" shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) Upon a Change in Control, the Company shall establish an irrevocable grantor trust, which satisfies the requirements of Revenue Procedure 92-64, 1992 C.B. 422, and shall contribute to such trust an amount sufficient to provide for the benefits to be paid to Executive pursuant to Section 6 of this Agreement, the amounts to be paid to Executive pursuant to Section 11(c)(ii), if such amounts may not be provided under the Benefit Plans, and the fringe benefits and perquisites to be provided under Section 11(m).

Section 15.  Tax Indemnification.

(a) This Section 15 shall apply if Executive's employment is terminated upon or following (i) a Change of Control (as defined in Section 14 of this Agreement); or (ii) a change "in the ownership or effective control" of the Company or the Bank or "in the ownership of a substantial portion of the assets" of the Company or the Bank within the meaning of Section 280G of the Code. If this
Section 15 applies, then, if for any taxable year, Executive shall be liable for the payment of an excise tax under Section 4999 of the Code with respect to any payment in the nature of compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) Executive, the Company shall pay to Executive an amount equal to X determined under the following formula:

X =  E x P
1 - [(FI x (1 - SLI)) + SLI + E + M]

where

E =  the rate at which the excise tax is assessed under Section
4999 of the Code;

P = the amount with respect to which such excise tax is assessed, determined without regard to this Section 15;

FI = the highest marginal rate of income tax applicable to Executive under the Code for the taxable year in question;

SLI = the sum of the highest marginal rates of income tax applicable to Executive under all applicable state and local laws for the taxable year in question; and

M = the highest marginal rate of Medicare tax applicable to Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement, or otherwise, and on which an excise tax under Section 4999 of the Code will be assessed, the payment determined under this Section 15(a) shall be made to Executive on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by Executive.

(b) Notwithstanding anything in this Section 15 to the contrary, in the event that Executive's liability for the excise tax under
Section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in
Section 15(a), Executive or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 15(a), when increased by the amount of the payment made to Executive under this Section 15(b) by the Company, or when reduced by the amount of the payment made to the Company under this Section 15(b) by Executive, equals the amount that should have properly been paid to Executive under
Section 15(a). The interest paid under this Section 15(b) shall be determined at the rate provided under Section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to Executive under this Section 15, Executive shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

Section 16.  Covenant Not To Compete.

Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period for any reason other than the circumstances provided under Section 10 hereof, for a period of one
(1) year following the date of his termination of employment with the Company (or, if less, for the Remaining Unexpired Employment Period), Executive shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that competes with the business of the Company and/or the Bank in any city, town or county in which the Bank or the Company has an office or has filed an application for regulatory approval to establish an office as of the date of Executive's termination of employment; provided, however, that if Executive's employment shall be terminated on account of Disability as provided in Section 12 of this Agreement, this Section 16 shall not prevent Executive from accepting any position or performing any services if (a) Executive first offers, by written notice, to accept a similar position with, or perform similar services for, the Company on substantially the same terms and conditions and (b) the Company declines to accept such offer within ten (10) days after such notice is given.

Section 17.  Confidentiality.

Unless Executive obtains the prior written consent of the Company, Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 17 shall prevent Executive, with or without the Company's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under the applicable law.

Section 18.  No Effect on Employee Benefit Plans or Programs.

The termination of Executive's employment during the term of this Agreement or thereafter, whether by the Company or by Executive, shall have no effect on the rights and obligations of the parties hereto under the Company's and the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company or the Bank from time to time.

Section 19.  Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon Executive, his legal representatives and testate or intestate distributees, the Company and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company's obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 20.  Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to Executive:

Philip S. Messina
No. 8 Bryan Meadow Path
Fort Salonga, New York 11768

If to the Company:

Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

Attention: Chairman of the Compensation Committee of the Board of Directors

With a copy to:
Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590

Attention:  General Counsel

Section 21.  Indemnification for Attorneys' Fees.

The Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Company's obligations hereunder shall be conclusive evidence of Executive's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

Section 22.  Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 23.  Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 24.  Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 25.  Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

Section 26.  Headings and Construction.

The headings of Sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise stated.

Section 27.  Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or presentations relating to the subject matter hereof, including the agreements made effective as of November 18, 1994, September 21, 1995 and the associated amendatory agreement, dated May 28, 1997 by and between the Company and Executive. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits that those available to him without reference to this Agreement.

Section 28.  Non-duplication.

In the event that Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company and all of its direct or indirect subsidiaries.

Section 29.  Required Regulatory Provision.

Notwithstanding anything in this Agreement to the contrary, any payments to the Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

Nevertheless, it is the intention of the Company to be legally obligated to make all payments due the Executive hereunder and to meet their regulatory responsibilities to insure that all obligations of the Company to the Executive are fully discharged.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Executive has hereunto set his hand, all as of the day and year first above written.


________________________
Philip S. Messina


ATTEST:  HAVEN BANCORP, INC.


By ____________________________      By _____________________
   Secretary                            Name:
                                        Title:

COUNTY OF NASSAU  )
                                           ) ss.:
STATE OF NEW YORK  )

On the 18th day of January in the year 2000 before me, the undersigned, a notary public in and for the said State personally appeared PHILIP S. MESSINA personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.


______________________________
Notary Public

COUNTY OF NASSAU  )
                                           ) ss.:
STATE OF NEW YORK  )

On the 18th day of January in the year 2000 before me, the undersigned, a notary public in and for the said State personally appeared WILLIAM J. JENNINGS personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.


______________________________
Notary Public